Exhibit 10.1

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT is made and entered into as of June 17, 2026 (this “Agreement”), by and between Silicon Valley Acquisition Corp., an exempted company incorporated under the laws of the Cayman Islands (“SVAQ”), Silicon Valley Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”) and EigenQ Inc., a Delaware corporation (the “Company”).

WHEREAS, SVAQ, the Company and SVAQ Merger Sub Inc., a Delaware corporation (“Merger Sub”), propose to enter into, contemporaneously herewith, that certain Business Combination Agreement, dated as of the date hereof (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA);

WHEREAS, as of the date hereof, Sponsor owns beneficially and of record 425,000 SVAQ Class A Shares (the “Placement Shares”), which were included in the private placement units (the “Placement Units”) issued to the Sponsor in connection with the SVAQ’s initial public offering (the “IPO”) and 7,165,950 SVAQ Class B Shares (the “Founder Shares”, and together with the Placement Shares, the “Sponsor Shares”);

WHEREAS, Sponsor owns 212,500 warrants to purchase SVAQ Class A Shares, which were included in the Placement Units (the “Sponsor Warrants”); and

WHEREAS, in connection with the IPO, the officers and directors of SVAQ (each, an “Insider” and collectively, the “Insiders”) together with the Sponsor and SVAQ entered into a letter agreement dated December 22, 2025 (the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed, among other matters, to (i) waive any redemption rights that Sponsor or such Insider may have in connection with the consummation of an initial business combination with respect to any SVAQ Shares owned by Sponsor or such Insider, (ii) waive any rights to liquidating distributions from the Trust Account with respect to the Sponsor Shares (although they will be entitled to liquidating distributions from the Trust Account with respect to any SVAQ Class A Shares sold in the IPO as part of the SVAQ Units), (iii) vote any SPAC Shares owned by Sponsor or such Insider in favor of an initial business combination for which SVAQ seeks approval and (iv) certain transfer restrictions with respect to the Sponsor Shares.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Voting Obligations. Until the earlier of (a) the Closing or (b) termination of the BCA in accordance with its terms, Sponsor agrees that, it will fully comply with, and perform all of its obligations, covenants and agreements set forth in the Insider Letter and that, at the SVAQ Shareholders Meeting and in connection with any written consent of the SVAQ Shareholders, Sponsor shall (A) appear at each such meeting or otherwise cause all of its Sponsor Shares to be counted as present thereat for purposes of calculating a quorum and (B) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of the Sponsor Shares (i) in favor of the approval and adoption of the BCA, the transactions contemplated by the BCA, and any other proposal submitted by the SVAQ Board for approval by the SVAQ Shareholders in connection with the transactions contemplated by the BCA, (ii) in favor of any other matter reasonably necessary to the consummation of the transactions contemplated by the BCA and considered and voted upon by the SVAQ Shareholders, (iii) against any action, agreement or transaction or proposal that would (A) reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of SVAQ under the BCA or Ancillary Documents, (B) reasonably be expected to result in the failure of the transactions contemplated by the BCA to be consummated, or (C) change the business, management, or SVAQ Board except as contemplated by the BCA and the Ancillary Documents, and (iv) against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SVAQ (other than the BCA and the transactions contemplated by the BCA).

2. Transfer Restrictions. Until the earlier of (a) the Closing or (b) termination of the BCA in accordance with its terms, (i) Sponsor agrees that it will fully comply with the transfer restrictions set forth in the Insider Letter with respect to the Sponsor Shares and the Sponsor Warrants, in each case subject to the exceptions set forth in the Insider Letter, provided that, in the case of any permitted Transfer (as defined in the Insider Letter) pursuant to the terms of the Insider Letter, the transferee (the “Permitted Transferee”) must enter into a written agreement with the (A) SVAQ, agreeing to be bound by the provisions of the Insider Letter and (B) Company and SVAQ agreeing to be bound by the provisions of this Agreement; and (ii) SVAQ agrees (A) to enforce the Insider Letter in accordance with its terms, and (B) not to amend, modify or waive any provision of the Insider Letter without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed).

3. Waiver of Redemption Rights. Sponsor agrees not to (a) demand that SVAQ redeem the Sponsor Shares in connection with the transactions contemplated by the BCA or (b) otherwise participate in any such redemption by tendering or submitting any of the Sponsor Shares for redemption.

4. Waiver of Anti-Dilution Rights. Sponsor hereby agrees to waive the provisions of Section 17.2 set forth in the Governing Document of SVAQ relating to the adjustment of the Initial Conversion Ratio (as defined in the Governing Document of SVAQ) in connection with the transactions contemplated by the BCA and agrees not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which SVAQ Class B Shares held by such Sponsor convert into SVAQ Class A Shares, whether resulting from the transactions contemplated by the BCA or otherwise, so that each SVAQ Class B Share held by Sponsor issued and outstanding as of the Closing shall convert into one SVAQ Class A Share pursuant to, and in accordance with, the Governing Document of SVAQ.

5. Sponsor Economics; Forfeiture. At and after the Closing, the Sponsor will retain an aggregate of 5,000,000 Founder Shares. Sponsor hereby agrees that it shall, immediately prior to (and in connection with) the Closing, transfer, directly or constructively (including, if applicable, pursuant to a forfeiture and reissuance), up to 2,165,950 Founder Shares (such transferred Founder Shares, the “Transaction Financing Support Shares”), if needed, to support the Transaction Financing, provided that if any such Transaction Financing Support Shares that are not so transferred, fifty percent (50%) of such non-transferred Transaction Financing Support Shares shall be retained by the Sponsor and the remaining fifty percent (50%) of such non-transferred Transaction Financing Support Shares shall be forfeited by the Sponsor and surrendered to the SPAC (such forfeited shares, the “Sponsor Forfeited Shares”), and the Sponsor shall not have any further rights with respect to such Sponsor Forfeited Shares. SPAC is authorized to and shall be required to deliver any notices required to be delivered to its transfer agent and take such further actions in order to accept, terminate and/or cancel any Sponsor Forfeited Shares that have been forfeited as provided in this Section 5.

6. Representations and Warranties. Sponsor represents and warrants to the Company as follows:

(a) Organization. Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Sponsor.

(b) No Conflicts. The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States Law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Sponsor Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Ancillary Documents), or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor’s governing documents.

(c) Ownership.

(i) As of the date of this Agreement, Sponsor owns exclusively and has good, valid and marketable title to the Sponsor Shares free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws, and (iii) the Governing Documents of SVAQ, and as of the date of this Agreement, Sponsor has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver the Sponsor Shares, as applicable, and Sponsor does not own, directly or indirectly, any other SVAQ Ordinary Shares.

(ii) As of the date of this Agreement, Sponsor is the sole record owner of all of the Sponsor Warrants, free and clear of any Lien, other than pursuant to (i) this Agreement, (ii) applicable securities Laws, and (iii) the Governing Documents of SVAQ.

(d) No Other SVAQ Equity Interests. As of the date of this Agreement, Sponsor is not the holder or beneficial owner of any equity interest of SVAQ other than the Sponsor Shares and the Sponsor Warrants.

(e) Contracts with SVAQ. Except for (a) the Contracts disclosed in the SVAQ Disclosure Schedules and (b) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, none of Sponsor nor any of its Affiliates is a party to any Contract with SVAQ.

(f) Due Authorization. Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(g) Litigation. There is no Proceeding pending against the Sponsor, or to the knowledge of the Sponsor threatened against Sponsor, before (or, in the case of threatened actions, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement, the BCA or the transactions contemplated thereby.

(h) Acknowledgment. Sponsor understands and acknowledges that the Company is entering into the BCA in reliance upon its execution and delivery of this Agreement.

7. Termination. The obligations of the parties under this Agreement shall automatically terminate upon the earlier of (i) the Effective Time and (ii) the termination of the BCA in accordance with its terms. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement. Notwithstanding any termination of this Agreement, no such termination or expiration shall relieve any party hereto from liability for fraud or willful breach of this Agreement occurring prior to its termination.

8. Miscellaneous.

(a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified in a notice given in accordance with this Section 8(a)):

If to SVAQ prior to or on the Closing Date, or to Sponsor, to:

228 Hamilton Avenue, 3rd Floor
Palo Alto, CA 94301
Attention: Daniel Nash

E-mail: dnash@svacquisitioncorp.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
One Vanderbilt Avenue

New York, New York 10017
Attention: Adam Namoury; Tricia Branker
E-mail: adam.namoury@gtlaw.com; brankert@gtlaw.com

If to the Company:

EigenQ Inc.
9175 Guilford Road, Suite 300

Columbia, MD 21046

Attention: Dr. José R. Rosas-Bustos; Dr. Jesse Van Griensven

Email: jose@eigenq.com; jesse@eigenq.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: David Landau, Esq.; Meredith Laitner, Esq.
Telephone No.: (212) 370-1300
Email: dlandau@egsllp.com; mlaitner@egsllp.com

(b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c) (i) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (vi) references herein to any gender (including the neuter gender) includes each other gender; (vii) the word “or” shall not be exclusive; (viii) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof, and (ix) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d) Sponsor agrees while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of Sponsor contained in this Agreement inaccurate or has the effect of preventing or disabling Sponsor from performing its obligations under this Agreement.

(e) This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(f) This Agreement, the BCA and Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.

(g) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties hereto shall, to the fullest extent permitted by Law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. To the fullest extent permitted by applicable Law, each of the parties hereto hereby further waives (i) any defense in any Proceeding for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(i) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. Any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall, to the fullest extent permitted by applicable Law, be heard and determined exclusively in any New York State court or Federal court of the United States of America sitting in New York City in the Borough of Manhattan. To the fullest extent permitted by applicable Law, the parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party, and (ii) agree not to commence any such Proceeding except in the courts described above in New York, other than any Proceeding in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. To the fullest extent permitted by applicable Law, each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (C) that (x) the Proceeding in any such court is brought in an inconvenient forum, (y) the venue of such Proceeding is improper, or (z) this Agreement or the transactions contemplated hereby, or the subject matter hereof, may not be enforced in or by such courts.

(j) This Agreement may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(k) Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(l) This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by SVAQ, the Company, and Merger Sub.

(m) Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Proceeding, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 8(m).

(n) New Shares. In the event that, prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, (i) any SVAQ Shares, SVAQ Warrants or other equity securities of SVAQ are issued to Sponsor in respect of the Sponsor Shares or the Sponsor Warrants, pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of SVAQ Shares, SVAQ Warrants or other equity securities of SVAQ owned by Sponsor or otherwise, then such SVAQ Shares, SVAQ Warrants or other equity securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted Sponsor Shares or Sponsor Warrants, as applicable, or (ii) Sponsor (A) purchases or otherwise acquires beneficial ownership of any SVAQ Shares, SVAQ Warrants or other equity securities of SVAQ after the date of this Agreement, or (B) acquires the right to vote any SVAQ Shares or other equity securities of SVAQ after the date of this Agreement (such SVAQ Shares, SVAQ Warrants or other equity securities, collectively, the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Sponsor Shares or Sponsor Warrants owned by Sponsor as of the date hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SILICON VALLEY ACQUISITION CORP.

By:	/s/ Dan Nash
Name:	Dan Nash
Title:	Chief Executive Officer

SILICON VALLEY ACQUISITION SPONSOR LLC

By:	/s/ Dan Nash
Name:	Dan Nash
Title:	Managing Member

EIGENQ INC.

By:	/s/ Dr. José R. Rosas-Bustos
Name:	Dr. José R. Rosas-Bustos
Title:	Chief Executive Officer